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                                                                   EXHIBIT 10.35


                         SALES REPRESENTATION AGREEMENT

     This SALES REPRESENTATION AGREEMENT (this "Agreement") is entered into this 7th day of July, 2000 (the "EFFECTIVE DATE"), by and between SystemsFusion US, Inc., a Delaware corporation ("SYSTEMSFUSION") and [Qorus.com,Inc. d/b/a Aelix], a Florida corporation (the "VENDOR").

                                    RECITALS

     WHEREAS, the Vendor develops and/or distributes computer software products and applications which are licensed to and utilized by end users; and

     WHEREAS, SystemsFusion has developed Software that enables the ISPs to access computer software products and applications via the Internet and to make such products and applications available to End Users; and

     WHEREAS, SystemsFusion and the Vendor desire to make the Products accessible to the ISPs and, ultimately, End Users via the Software.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SystemsFusion and the Vendor hereby agree as follows:

                               TERMS OF AGREEMENT

1. Definitions. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof:

     1.1 "CUSTOMIZED" shall mean the explicit approval by both parties that a Product functions to specification and is permitted to be offered for sale pursuant to the terms of this Agreement.

     1.2 "END USER" shall mean any customer of an ISP.

     1.3 "ISP" shall mean an Internet service provider that has entered into the ISP Licensing Agreement with SystemsFusion.

     1.4 "ISP LICENSING AGREEMENT" shall mean the agreement entered into by and between an ISP and SystemsFusion, pursuant to which the ISP obtains a license to use the Software.

     1.5 "PRODUCT" shall mean the computer software programs and any upgrades or enhancements thereto listed on the Product Price List that are proprietary or under license to the Vendor, compatible with and capable of being administered by the Software, and thus accessible to End Users' computers or computer devices via their ISP.

     1.6 "PRODUCT PRICE LIST" shall mean the list attached hereto as Exhibit A, as may be updated from time to time by the Vendor, deliverable by the Vendor to SystemsFusion and

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containing (i) the names of the Products that have been Customized and (ii) the prices at which such Products can be purchased by the ISPs for resale to End Users.

     1.7 "PRODUCT SITE" shall mean an Internet website developed and maintained by the Vendor, which can be accessed by End Users from links on the ISPs' websites and which provides End Users with information concerning the Products.

     1.8 "REFERRAL FEE" shall mean the fee paid by the Vendor to SystemsFusion for SystemsFusion's marketing, tracking, and billing of the Products, as detailed in Schedule I as may be amended from time to time.

     1.9 "SOFTWARE" shall mean the computer programs and applications, including any upgrades or enhancements thereto, making up the Evolutionware automated Internet website administration computer software that is owned, developed, and distributed from time to time by SystemsFusion.

     1.10 "UMS" shall mean one month of service for a unified messaging service account sold by the Vendor through SystemsFusion for re-sale to ISP and/or End Users.

2. APPOINTMENT AND ACCEPTANCE

     2.1 The Vendor hereby appoints SystemsFusion as a nonexclusive sales representative. with respect to the Products and authorizes SystemsFusion to make the Products available for purchase by the ISPs for resale to End Users via the Software.

     2.2 SystemsFusion hereby accepts the appointment referenced in Section 2.1.

3. CUSTOMIZATION OF PRODUCTS

     3.1 As soon as reasonably practical after the Effective Date, the Vendor shall customize each Product, at its own cost, to be compatible with and administratable by the Software.

     3.2 To assist the Vendor in Customizing the Products, SystemsFusion shall provide the Vendor with sufficient instruction, information, specifications, and technical assistance to allow the Vendor to familiarize itself with the Software.

     3.3 No Product shall be available to the ISPs or End Users until it has been customized.

4. MARKETING OF THE PRODUCTS

     4.1 No later than three days after the first Products have been Customized, the Vendor shall deliver the Product Price List to SystemsFusion. The Vendor shall continually update the Product Price List to reflect each new Product that is Customized and deliver the same to SystemsFusion.

     4.2 Upon receipt of the Product Price List and any subsequent update thereto, SystemsFusion shall post the Product Price List on its website for access by the ISPs.

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     4.3 The price charged by the Vendor to the ISP for each Product, as reflected in the Product Price List, shall not exceed the price charged for each Product by the Vendor to the Vendor's other Product resellers.

     4.4 SystemsFusion shall use its best efforts to market the Software to ISPs so as to increase the total number of End Users with access to the Products. In addition, SystemsFusion shall place the Vendor's logos and trademarks on SystemsFusion's website.

     4.5 As soon as reasonably practical after the Effective Date, the Vendor, at its cost, shall develop and maintain a Product Site, as more fully described in Section 5.

5. PRODUCT SITE

     5.1 As soon as reasonably practical after the Effective Date, the Vendor, at its cost, shall develop and maintain the Product Site in accordance with this Section and in the format requested by SystemsFusion.

     5.2 The Product Site shall be accessible by the ISPs and End Users via links established on SystemsFusion's and the ISPs' websites. The Product Site shall contain information, documentation, marketing, and training materials for each Product available pursuant to this Agreement.

     5.3 The Product Site shall prominently display SystemsFusion's name and logo.

6. TRACKING AND BILLING

     6.1 Initial Payment. Upon mutual execution of this Agreement by the parties hereto, SystemsFusion shall pay to the Vendor a sum of $35,000 towards the pre-purchase of 5000 UMS, at an initial price per UMS of $7 ("Per Unit Cost"). The Vendor shall record such $35,000 as a credit balance on the amount owed to the Vendor for the sale of UMS (the "Positive Balance"). Thereafter, SystemsFusion shall be entitled to re-sell the pre-purchased 5000 UMS without the payment of any additional sum to the Vendor, and for each such re-sale the Vendor shall deduct an amount equal to $7 from the Positive Balance until such Positive Balance is exhausted. For each UMS purchased and resold through the Software after exhausting the Positive Balance, SystemsFusion shall pay to the Vendor, pursuant to Section 6.4 hereof, a sum equal to the Per Unit Cost then in effect as specified in the Product Price List.

     6.2 Tracking and Billing. The Software shall enable SystemsFusion to track
(i) the total number of each Product licensed to End Users and (ii) the total amount owed by the ISP for each Product licensed. On or before the seventh (7th) day of each month (beginning on the seventh (7th) day of the first month after the month in which this Agreement becomes effective), SystemsFusion shall deliver to each ISP an invoice listing, (i) the total number of each Products purchased by such ISPs' End Users in the preceding month (ii) the cost charged by the Vendor to such ISP for each Product purchased based on the prices listed in the Product Price List, and (iii) the total amount due for the preceding month from such ISP to the Vendor, to be collected by SystemsFusion. Notwithstanding anything in this Section 6.2, SystemsFusion shall require each ISP to remit payment as and when due pursuant to Section 6.4 hereof.

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     6.3 Collection by ISP. SystemsFusion shall require that, concurrently with the purchase of a UMS by an End User, the ISP bill such End User (i) an amount determined by the ISP as an appropriate charge for an UMS, which amount shall equal at least the Per Unit Cost then effect, and (ii) a security deposit for payment of any telephone company charges that the End User may incur during the monthlong duration of the UMS (the "Security Deposit").

     6.4 Remittance. SystemsFusion shall require the ISP, within 30 days of billing the End User, to remit to SystemsFusion an amount equal to [the sum of the Per Unit Cost then in effect and the Security Deposit]. Any remittance received by SystemsFusion after such date shall be deemed late and shall be subject to interest at a rate equal to the lower of 10% per year or the highest applicable rate allowed by law. Within fifteen (15) days after SystemsFusion receives payment from the ISPs, SystemsFusion shall retain its Referral Fee and remit to the Vendor the balance of all amounts it received from the ISPs related to the Products.

     6.5 Upon the expiration or termination of this Agreement, SystemsFusion shall continue to:

         6.5.1 track, in accordance with Section 6.1, the continued use of the Products by End Users who had used such Products prior to the expiration or termination date;

         6.5.2 deliver to the ISPs an invoice consistent with the requirements of Section 6.2 for any amounts that remain outstanding; and

         6.5.3 remit to the Vendor amounts received from the ISPs for the Products less Referral Fee in a manner consistent with Section 6.4.

     6.6 Audit Right.

         6.6.1 In the event that the Vendor disputes the amount of any of the items listed in this Section 6, the Vendor shall have a right to retain a "Big Four" nationally recognized accounting firm to audit the records used by SystemsFusion to compile such amounts; provided, that the Vendor shall only be entitled to exercise such audit right once per calendar year.

         6.6.2 Vendor shall pay all costs associated with the audit unless the results of the audit indicate that the aggregate amounts of the disputed amounts differ from those originally calculated by SystemsFusion by more than 10%, in which case SystemsFusion shall pay all costs associated with the audit.

7. COMPENSATION AND PAYMENT TERMS. As compensation for SystemsFusion's marketing, tracking, billing, and other obligations under this Agreement, the Vendor shall pay to SystemsFusion a Referral Fee in accordance with this Section 7.

     7.1 The Vendor shall pay to SystemsFusion a Referral Fee for each Referral Fee Period. The initial Referral Fee Period shall begin on the Effective Date and shall end on the last day of the first month after the Effective Date. Each subsequent Referral Fee Period shall begin on the first day of each month and shall end on the last day of each month thereafter.

     7.2 The amount of the Referral Fee shall be equal to a percentage (which percentage shall increase as the number of Products sold by the Vendor increases) of the gross sales of the

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Products sold to End Users from and after the Effective Date, in accordance with
Schedule I of this Agreement.

8. ADDITIONAL OBLIGATIONS OF THE VENDOR. During the term of this Agreement, the Vendor shall:

     8.1 Make all new versions of the Products and any updates or enhancements thereto available to the ISPs and End Users via the Software, as soon as such new versions, updates, and enhancements are sold or licensed to any third party.

     8.2 Be the sole provider of 3rd level technical support to the ISPs with respect to the functionality and operation of the Products, unless the Vendor transfers such obligations via a written agreement to SystemsFusion or a third party approved by SystemsFusion.

     8.3 Fix any problems associated with the Products within thirty (30) days after receiving notice thereof. In the event that such problems are not fixed within the thirty (30) day period, SystemsFusion shall, at its option, suspend offering the Products to the ISPs until such time as the problems have been remedied.

     8.4 Permit one or more links to the Product Site to be established on each ISP's web page.

     8.5 The Vendor shall use its best efforts and negotiate in good faith towards reaching an agreement to limit the amount of telephone company charges that each ISP may incur through the use of UMS by such ISP's End Users.

9. Non-Solicitation.

     9.1 The Vendor shall not directly or indirectly sell, attempt to sell, or otherwise make available the Products to the ISPs or End Users, other than pursuant to this Agreement, during the term of this Agreement and for a period of one year from the date of termination or expiration.

     9.2 Notwithstanding Section 9.1, upon the termination or expiration of this Agreement, the Vendor shall be permitted to sell or make the Products available to the ISPs or End Users immediately if it delivers payment to SystemsFusion in an amount equal to the aggregate amount of SystemsFusion's Referral Fee for the six months prior to the date of termination or expiration.

     9.3 If any of the ISP Licensing Agreements are terminated or expire and with the exception of the continued use of Products by End Users who purchased such Products prior to the termination or expiration date, the Vendor shall not sell, attempt to sell, or otherwise make available the Products directly or indirectly to such ISP for a period of one (1) year from the date of termination or expiration without SystemsFusion's prior written consent.

10. OWNERSHIP OF INTELLECTUAL PROPERTY. Notwithstanding any other provision of this Agreement, at all times SystemsFusion shall own and retain all right, title, and interest in and to the Software and all intellectual property rights associated therewith, and the Vendor shall own

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and retain all right, title, and interest in and to the Products and all intellectual property rights associated therewith.

11. LICENSE TO USE TRADEMARKS AND LOGOS. Each party (the "Granting Party") grants the other party (the "Receiving Party") a nonexclusive right to display the Granting Party's trademarks and copyrights for the purpose of marketing the Products during the period of this Agreement; provided that:

         11.1.1 the Receiving Party will use the Granting Party's trademarks and copyrights in accordance with such reasonable guidelines as may be provided by the Granting Party from time to time;

     11.2 the Granting Party may inspect the Receiving Party's use of the Granting Party's trademarks and copyrights and require the Receiving Party to modify such use to a form acceptable to the Granting Party or immediately remove the Granting Party's trademarks and copyrights at issue;

     11.3 such licenses do not and will not confer to the Receiving Party any right of ownership in, or to, the Granting Party's trademarks or copyrights; and

     11.4 the use by Receiving Party of the Granting Party's trademarks and copyrights will inure to the benefit of the Granting Party.

12. REPRESENTATIONS AND WARRANTIES OF SYSTEMSFUSION. SystemsFusion represents and warrants that:

     12.1 It has full authority and all necessary consents to enter into and to perform this Agreement.

     12.2 It holds all legal rights to the Software and that the use of the Software, as contemplated in this Agreement, does not violate the legal rights of any other natural person or legal entity. No third party has claimed any right, title, or ownership interest in the Software or alleged or notified SystemsFusion that the Software infringes the rights of any third party.

     12.3 It will use the Vendor's trademarks and logos only in the manner contemplated in this Agreement.,

     12.4 At no time shall it own or retain any right, title, or interest in or to the Products, nor shall it be a licensor or sub-licensor of the Products.

13. REPRESENTATIONS AND WARRANTIES OF THE VENDOR. The Vendor represents and warrants that:

     13.1 It has full authority and all necessary consents to enter into and to perform this Agreement.

     13.2 It holds all the legal rights to the Products and that the use and sale of the Products, as contemplated in this Agreement, does not violate the rights of any other natural person or legal entity. No third party has claimed any right, title, or ownership interest in any

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Product or alleged or notified the Vendor that any of the Products infringe the rights of any third party.

     13.3 It shall make the Products, including all updates and enhancements thereto, compatible with the Software as soon as reasonably practical after the Effective Date and shall continue to ensure that the Products remain compatible with the Software throughout the term of this Agreement.

     13.4 The prices charged to ISPs for the Products shall be equal to or lower than the prices offered to the Vendor's other retailers.

     13.5 At no time shall it own or retain any right, title, or interest in or to the Software.

14. CONFIDENTIAL INFORMATION

     14.1 Pursuant to this Agreement, each party will receive confidential information (as defined in Section 14.4) belonging to the other party (the "Confidential Information"). Each party shall hold the Confidential Information of the other party in strict confidence and shall return such Confidential Information to the other party immediately after the termination or expiration of this Agreement.

     14.2 Notwithstanding Section 14.1, neither party shall be required to maintain the confidentiality of any of the following information:

         14.2.1 information that becomes part of the public domain by publication or otherwise, except by breach of this Agreement;

         14.2.2 information that was in the receiving party's possession prior to the time of disclosure (as reflected in its written records) and which was not acquired, directly or indirectly, from the disclosing party;

         14.2.3 information that the receiving party receives from third parties, provided, that such information was not obtained by such third parties on a confidential basis; or

         14.2.4 information that is produced in compliance with applicable law or court order, provided, that the other party is given reasonable notice of such law or order and an opportunity to attempt to preclude or limit such production.

     14.3 The parties acknowledge and agree that the Confidential Information constitutes valuable trade secret of the disclosing party and that any unauthorized disclosure or unauthorized use of such information by the receiving party, or any of its employees, or agents would cause irreparable harm for which the other party's remedies at law shall be inadequate. The parties agree that in addition to any other remedies available, each shall have the right to seek the issuance of immediate injunctive relief, without bond, enjoining the breach or threatened breach of the other party's obligations set forth in this Section 14.

     14.4 As used in this Agreement, the term "Confidential Information" shall mean trade secrets, proprietary information, and all other knowledge, information, documents, or materials, owned, developed, or possessed by the disclosing party, whether in tangible or intangible form,

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which relate to the disclosing party's research, business operations, customers, business relationships, products, financial information, marketing information, data bases, and computer programs, designs, models, and operating procedures.

15. INDEMNIFICATION

     15.1 Each party, at its own expense, shall indemnify, defend, and hold harmless the other party and the other party's parent companies, officers, directors, employees, representatives, and agents, and each of them, against any third party claim, demand, suit, action, or other proceeding brought against such entity and/or person, and all damages, awards, settlements, liabilities, losses, costs, and expenses related thereto (including, without limitation, attorney's fees) to the extent that such claim, suit, action, or proceeding is based on or arises from its breach of any of its representations and warranties set forth in Sections 12 or 13, respectively, of this Agreement.

     15.2 The Vendor, at its own expense, shall indemnify, defend, and hold harmless SystemsFusion and SystemsFusion's parent companies, officers, directors, employees, representatives, and agents, and each of them, against any third-party claim, demand, suit, action, or other proceeding brought against SystemsFusion or such entity and/or person, and all damages, awards, settlements, liabilities, losses, costs, and expenses related thereto (including, without limitation, attorney's fees) to the extent that such claim, suit, action, or proceeding is based on or arises from:

         15.2.1 the non-operation or malfunction of the Products;

         15.2.2 any personal injury caused by the Products;

         15.2.3 any damage to an ISP's administration server, network, or website caused by the Products;

         15.2.4 any damage to an End User's computers or computer devices caused by the Products, including any damage caused by a virus that is downloaded to the End Users' computers or computer devices in connection with the Products; and

         15.2.5 any claim that the Products infringe upon the rights of any third party.

16. TERM

     16.1 This Agreement shall begin on the Effective Date and shall continue in effect unless terminated by either party giving ninety (90) days written notice of such termination to the other party or unless otherwise terminated in accordance with this Section.

     16.2 In the event either party commits a breach of any of its material obligations under this Agreement, the non-breaching party may give written notice of such breach to the breaching party. If the breach is not cured within thirty (30) days after receipt of the notice thereof, the non-breaching party, at its option, may terminate this Agreement by providing written notice of such election to the breaching party.

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     16.3 Notwithstanding the foregoing, if the Vendor breaches any of its obligations under Sections 4.3, 8, 9, or 13, SystemsFusion, at its option, may terminate this Agreement by giving written notice to the Vendor and such termination shall be effective on the date received by the Vendor.

     16.4 Sections 6.4, 7, 8.2, 8.3, 9, 14, 15, and 17 shall survive the termination or expiration of this Agreement.

17. GENERAL PROVISIONS

     17.1 Limitation of Liability. Neither party shall be liable to the other party for, any incidental, consequential, special, or punitive damages of any kind or nature, including for the breach of this Agreement or any termination of this Agreement, whether such liability is asserted on the basis of contract, tort (including negligence and strict liability) or otherwise, even if the non-damaged party has been warned of the possibility of such loss or damages. All remedies hereunder, including for the breach of this Agreement, and all other remedies provided at law or in equity (and not excluded pursuant to the foregoing sentence) shall be deemed cumulative and not exclusive.

     17.2 Limitations on Actions. No action of any kind arising out of or in connection with this Agreement may be brought more than one (1) year after the first to occur of (i) the termination or expiration of this Agreement or (ii) the event giving rise to such action.

     17.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by facsimile or electronic mail (both to be confirmed by first class mail), or sent by a recognized commercial overnight courier, or mailed by United States registered or certified mail, return receipt requested, addressed to the other party as set forth below or to such other contact, address, facsimile, or electronic mail address as may be provided in writing by either party hereunder:

Address for notices to SystemsFusion:

SystemsFusion US, Inc.
1735 Technology Drive, Suite 820
San Jose, California 95110
Telephone: (408) 441-9840
Facsimile: (408) 946-5815
Attention: Nevo Hadas

With a copy to:

Paul, Hastings, Janofsky & Walker
345 California Street, 29th Floor
San Francisco, California 94104
Telephone: (415) 835-1616
Facsimile: (415) 217-5333.
Attention: Keith Sutton, Esq.

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Address for notice to the Vendor:

---------------------------------

---------------------------------

---------------------------------

Address for notice to the Vendor:

     17.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and of the United States of America, excluding that body of law related to choice of law.

     17.5 Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that performance of its respective obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of materials or supplies, or any other cause beyond the reasonable control of such party; provided, that such party gives the other party written notice within ten (10) business days of the discovery of such event. Time for performance shall be extended by the period of the force majeure delay.

     17.6 Waiver. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate or be construed as a waiver of such provision respecting any future event or circumstance.

     17.7 Modification. No modification of any provision hereof shall be effective unless in writing and signed by both of the parties.

     17.8 Independent Contractors. Each party agrees that in performing its duties under this Agreement it shall be operating as an independent contractor. Nothing contained herein shall in any way constitute an association, partnership, or joint venture between the parties, nor be construed to evidence the intention of the parties to establish any such relationship. Neither party shall have any right, power, or authority to make any representation or to assume or create any obligation, whether express or implied, on behalf of the other party, or to bind the other party in any manner whatsoever. Both of the parties agree, respectively, that they shall not hold themselves out in any manner that would be contrary to the terms of this sub-section.

     17.9 Arbitration. Any dispute or controversy arising between the parties regarding the terms of this Agreement shall be submitted to binding arbitration in the city of San Francisco, California pursuant to the rules and procedures of the American Arbitration Association. All fees and costs concerning the arbitration, including the arbitrator's fees and expenses and

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attorneys fees and witness fees shall be borne by the parties in the proportion determined by the arbitrator.

     17.10 Assignment. Neither party shall assign this Agreement or delegate any of its rights or obligations hereunder to any third party without the prior written consent of the other party; provided, however, that no consent shall be required in connection with a sale of all or substantially all of the outstanding stock or all or substantially all of the assets of either party, whether pursuant to a merger, sale, business combination, or otherwise. Any attempted or purported assignment or delegation without such required consent shall be void and a material breach of this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

     17.11 Third-Party Beneficiaries. There are no intended third-party beneficiaries to this Agreement.

     17.12 Severability. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such provision shall be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement and the remainder of this Agreement shall continue in full force and effect according to its stated terms and conditions.

     17.13 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written.

     17.14 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which, together, shall be deemed to be one and the same document.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                        SYSTEMSFUSION US, INC.

                        By: /s/ Nero Hadas
                            -------------------------------------------------
                            Name: Nero Hadas
                                  -------------------------------------------
                            Title: Vice President, Marketing
                                   ------------------------------------------

                        "VENDOR"

                        By: /s/ Chris Matteisen
                            -------------------------------------------------
                            Name: Chris Mattheisen
                                  -------------------------------------------
                            Title: Senior Vice President, Marketing and Sales
                                   ------------------------------------------

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                                   SCHEDULE I

                                  Referral Fees

[INTENTIONALLY OMITTED. SCHEDULE I WILL BE PROVIDED TO THE STAFF UPON REQUEST.]

                                    EXHIBIT A

      List of the Products Available to the ISPs Pursuant to this Agreement

 [INTENTIONALLY OMITTED. EXHIBIT A WILL BE PROVIDED TO THE STAFF UPON REQUEST.]